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                         EXECUTIVE EMPLOYMENT AGREEMENT


      This Executive Employment Agreement ("Agreement") is dated as of November 14, 1997 between California Beach Restaurants, Inc., a California corporation (the "Company"), and Alan Redhead (the "Executive").

      In consideration of the mutual promises and conditions contained herein, it is agreed as follows:

      1. Definitions. For purposes of this Agreement, the following definitions shall be applicable to the terms set forth below:

            (a) Cause. "Cause" shall mean (i) the willful engaging by the Executive in misconduct which is or could reasonably be expected to become materially injurious to the Company, monetarily or otherwise, (ii) conviction of a felony or any crime involving moral turpitude; or (iii) participation in any fraud against or theft from the Company. For purposes of this Agreement, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without a reasonable belief that his action or omission was in the best interests of the Company.

            (b) Permanently Disabled. The Executive shall be deemed "Permanently Disabled" if a physical or mental incapacity prevents the Executive from continuing the proper performance of his duties hereunder for (i) a period of five (5) or more consecutive months or (ii) more than one hundred eighty
(180) days in any consecutive twelve (12) month period (the last day of the period under clause (i) or (ii) shall be referred to as the "Effective Date of Disability"). The determination regarding whether the Executive is Permanently Disabled hereunder shall be made by the Company's Board of Directors in the reasonable good faith exercise of its judgment.

            (c) Good Reason. "Good Reason" shall mean (i) the failure of the Company to vest the Executive, without the Executive's consent, with the powers and authority of the Chief Executive Officer of the Company, as described in
Section 2 below, or any removal of the Executive from or failure to re-elect the Executive, without the Executive's consent, to the office of the Chief Executive Officer of the Company, (ii) a reduction by the Company, without the Executive's consent, in the Executive's base salary, (iii) the requirement by the Company, without Executive's consent, that the Executive be based anywhere other than within 25 miles of the Executive's present office location, except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations, (iv) the disposition of the business of the Company (whether by sale of stock, assets, merger, consolidation, or other form of reorganization), or (v) a failure by the Company to comply with any material provision, or group of provisions that are material in the aggregate, of this Agreement which has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company, or if


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such failure is not capable of being cured in such time, a cure shall not have been diligently initiated by the Company within such thirty-day period and thereafter diligently completed within one hundred twenty (120) days after such notice; provided, however, that any of the foregoing actions shall not be considered to be Good Reason if such action is undertaken by the Company for Cause.

      2. Employment. The Company hereby employs the Executive as Chief Executive Officer of the Company and the Executive accepts such employment upon the terms and subject to the conditions set forth in this Agreement. The Executive shall report only to the Board, and his powers and authority shall be superior to those of any officer or employee of the Company or of any subsidiary thereof. The Executive agrees to serve as a director on the Board of Directors during the term of this Agreement, as well as a member of any committee of the Board of Directors to which he may be elected or appointed. The Executive agrees to devote his full business time and attention and best efforts to the business and affairs of the Company and its subsidiaries and affiliates during the term of employment, except for vacation periods as set forth herein and periods of illness or other incapacities. This Agreement does not grant the Executive any right or entitlement to be retained by the Company, and shall not affect or prejudice the Company's right to discharge the Executive in accordance herewith. The Company may terminate the Executive's employment either for Cause or other than for Cause.

      3. Term. The employment of the Executive by the Company under the terms and conditions of this Agreement will commence on the date hereof and terminate three (3) years from the date hereof, unless sooner terminated as hereinafter provided.

      4.    Compensation.

            (a) Annual Salary. The Company shall pay to the Executive during the term of employment a salary at the annual rate of $214,070. Effective on each anniversary of the date hereof during the term of this Agreement, the Executive's salary shall be increased by a percentage equal to the percentage increase in the Consumers Price Index of Urban Wage Earners and Clerical Workers (Revised Series), Los Angeles-Long Beach-Anaheim Average, 1967-100, (the "Index") as of the applicable anniversary over the Index as of the date hereof for the first anniversary hereof, and for each anniversary thereafter, as of the prior anniversary date. The Company shall review the annual salary of Executive hereunder in the event the Company shall complete a material acquisition of another company or business. The Executive's salary shal1 be payable at the same time and basis as the Company pays its payroll in general. Payment of the Executive's salary shall be subject to deductions for social security, federal and state payroll taxes and unemployment and other standard deductions and withholdings.

            (b) Reimbursement of Expenses. During the term of employment, the Executive shall be entitled to receive prompt reimbursement of all


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reasonable expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business at the request of, or in the service of, the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

            (c) 1997 Cash Bonus. The Executive has earned a bonus in 1997 in connection with the new concession agreement relating to Gladstone's and repayment of indebtedness to Bank of America, which shall be paid to Executive in equal installments of $29,149 on each November 15, February 15, May 15 and August 15 from November 15, 1997 and until November 15, 1999, provided, however, that the Board of Directors of the Company may defer any installment to a reasonable later date, if it determines in its reasonable discretion that the Company has insufficient cash resources to meet its other operating obligations and pay such installment, based on the cash flow analysis for the quarter in which the installment is due, presented by management to the Board of Directors.

            (d) Participation in Benefit Plans. During the term of employment, the Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health and accident, disability or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof.

            (e) Vacation. The Executive shall be entitled to three (3) weeks of annual vacation time; provided, however, in no event shall the Executive's annual vacation time be less than the annual vacation time which is provided to other executive officers of the Company and which is established by the Board of Directors. The days selected for the Executive's vacation must be reasonably agreeable to the Company and the Executive.

            (f) Car Allowance. The Executive shall be entitled to a monthly car allowance of $500.00; provided, however, in no event shall the Executive's monthly car allowance be less than the amount of any car allowance which is provided to executive officers of the Company generally and which is established by the Board of Directors. Such car allowance shall be paid to the Executive at the same time as the Company makes salary payments to the Executive under
Section 4(a) above.

      5. Death or Disability During Employment. If the Executive dies or is Permanently Disabled during employment hereunder, the Executive's employment with the Company shall immediately cease and the Company shall pay to the Executive the salary that would otherwise be payable to the Executive under this Agreement through the end of the month in which the Executive's death or Effective Date of Disability occurs, as the case may be. Such payments shall constitute the entirety of the Company's obligations to the Executive in the event of the Executive's death or Permanent Disability, and all compensation and benefits, except benefits provided by


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law (e.g., COBRA health insurance continuation benefits), shall otherwise cease to accrue.

      6. Resignation Without Good Reason. The Executive may terminate the Executive's employment with the Company without Good Reason at any time, upon thirty (30) days prior written notice to the Company. In the event that the Executive's employment is terminated by resignation without Good Reason, all compensation and benefits, except benefits provided by law (e.g., COBRA health insurance continuation benefits), will immediately cease to accrue and all compensation and, except as otherwise required by applicable law, benefits accrued through the date of termination shall be paid to the Executive within a reasonable time thereafter in compliance with applicable laws, but in no event later than thirty (30) days after the date of termination. The Company shall have no further obligation to pay severance of any kind.

      7,    Termination With Cause. The Company may terminate the Executive's employment with the Company at any time for Cause, immediately upon notice to the Executive of the circumstances leading to such termination for Cause. In the event that the Executive's employment is terminated for Cause, all compensation and benefits, except benefits provided by law (e.g., COBRA health insurance continuation benefits), will immediately cease to accrue, and all compensation and, except as otherwise required by applicable law, benefits accrued through the date of termination shall be paid to the Executive within a reasonable time thereafter but in no event later than thirty (30) days after the date of termination. The date of termination shall be the date upon which notice of termination is given. The Company shall have no further obligation to pay severance of any kind.

      8.    Termination Without Cause and Resignation for Good Reason.

            (a) The Company may terminate the Executive's employment with the Company without Cause at any time. The Executive may terminate the Executive's employment with the Company for Good Reason at any time, immediately upon notice to the Company of the circumstances leading to such resignation for Good Reason. In the event the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, the Company shall:

                  (1) pay to the Executive his base salary through the date of termination plus credit for any vacation earned but not taken; and

                  (2) pay the Executive's monthly base salary in effect as of the date of termination for twelve (12) months, except if Good Reason is based on clause (iv) of Section 1(c) hereof, the Executive must elect in writing to terminate his employment hereunder not later than thirty (30) business days following the completion of such disposition, must not become employed by the successor to the Company within nine (9) months after such disposition, and the payment to Executive shall be an amount equal to nine (9) months of the current base salary (such severance pay shall be payable at the same time and basis as the Company pays its payroll in general); and


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                  (3)   maintain, at the Company's expense, in full force and
effect, for the Executive's continued benefit until the earlier of (a) twelve
(12) months after the date of termination or (b) the Executive's commencement of full time employment with a new employer, all life insurance, medical, health and accident, and disability plans, program or arrangements in which the Executive was entitled to participate immediately prior to the date of termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans or programs and shall pay the cost thereof.

            (b) Any termination of Executive's employment by the Executive with or without Good Reason shall not be deemed to be a material breach of this Agreement by him. Any termination of employment by the Executive for Good Reason shall not be deemed a voluntary termination of employment by the Executive for purposes of this Agreement or any plan or practice of the Company, but shall be deemed a termination without Cause by the Company.

            (c) The salary and benefits provided under this Section 8 shall constitute the entirety of the Company's obligations to the Executive in the event of the termination of the Executive's employment without Cause or for Good Reason.

      9.    No Obligation to Mitigate Damages; No Effect on Other Contractual
Rights.

            (a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise; provided, however, the amount of the severance payments provided for under Section 8(a)(2) of this Agreement shall be reduced by the amount of any compensation earned by the Executive as the result of employment by another employer during the period commencing six (6) months following the date of termination and ending with the last date severance payments are due Executive pursuant to Section 8(a)(2) hereof.

            (b) The provisions of this Agreement, and any payment or benefit provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, incentive compensation plan, stock option or stock purchase plan, employment agreement or other contract, plan or arrangement.

      10.   Successor to the Company.

            (a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally


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to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate this Agreement for Good Reason. As used in its Agreement, "Company" shall mean the Company as herein before defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of this Agreement the Executive is employed by any corporation a majority of the voting securities of which is then owned by the Company, "Company" as used in this Agreement shall in addition include such employer. In such event, the Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to this Agreement.

            (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

      11. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

      If to the Company:    California Beach Restaurants, Inc.
                            17383 Sunset Boulevard, Suite 140
                            Pacific Palisades, California 90272
                            Attn: Board of Directors

      If to the Executive:  Alan Redhead
                            2425 Pearl Street
                            Santa Monica, California 90405

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      12.   Arbitration.

            (a) Any controversy, claim or dispute between the parties directly or indirectly concerning this Agreement or the breach hereof, or the subject matter hereof, shall be finally settled by arbitration administered by the American


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Arbitration Association in accordance with its Commercial Arbitration Rules and held in Los Angeles, California. The decision of the arbitrator shall be final and conclusive on the parties, and there shall be no appeal therefrom. A decision of the arbitrator may be enforced by the prevailing party in a court of competent jurisdiction.

            (b) The parties hereto agree that an action to compel arbitration pursuant to this Agreement may be brought in any appropriate court and in connection therewith the laws of the State of California shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator but only if necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and any such court and waive any objections to the jurisdiction of such arbitrator or court.

      13. Legal Fees and Expenses. Should any party institute arbitration or any action or proceeding to enforce a decision of the arbitrator provided for in
Section 12, the prevailing party in such arbitration, action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

      14. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California,

      15. Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE                           CALIFORNIA BEACH RESTAURANTS, INC.,
                                    a California Corporation

/s/ ALAN REDHEAD                    By: /s/ MARK SEGAL
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Alan Redhead                                Mark Segal, Vice President and
                                            Chief Financial Officer


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